Exhibit 99.1

Checkpoint Therapeutics Announces Appointment of Accomplished Life Sciences Executive Amit Sharma, M.D. to Board of Directors

Waltham, MA – March 18, 2024 – Checkpoint Therapeutics, Inc. (“Checkpoint”) (Nasdaq: CKPT), a clinical-stage immunotherapy and targeted oncology company, today announced the appointment of Amit Sharma, M.D., FACP, FASN, FNKF, to its Board as an independent, non-executive director, effective immediately.

Dr. Sharma currently serves as Vice President of Clinical Development and Therapeutic Head for Nephrology and Hematology at Alexion, AstraZeneca Rare Disease, where he guides and executes the strategic direction of development products and programs within Alexion’s nephrology franchise across all stages of development. Prior to joining Alexion, he served as Vice President of Medical Affairs for the Cardiovascular and Renal Division of Bayer Pharmaceuticals. A widely recognized physician, Dr. Sharma has held numerous senior leadership industry positions in various roles at both biotechnology companies as well as larger pharmaceutical companies.

“We are pleased to welcome Dr. Sharma to our Board of Directors,” said James F. Oliviero, President and Chief Executive Officer of Checkpoint. “He is a highly accomplished life sciences executive, with leadership experience in many facets of both patient care and the research, development, approval and commercialization of pharmaceutical products. We look forward to working with Dr. Sharma and believe his guidance, input and contacts in the industry will strengthen our Board as we continue our corporate evolution from a development-stage organization into a commercial-stage company with the potential upcoming U.S. marketing approval of cosibelimab.”

Dr. Sharma received his medical degree from Louisiana State University Medical Center in New Orleans and completed his nephrology and hypertension fellowship at the University of California in San Diego. He is board certified by the American Board of Internal Medicine for internal medicine, nephrology, and also has an additional certification as a hypertension specialist by the American Society of Hypertension.

About Checkpoint Therapeutics

Checkpoint Therapeutics, Inc. is a clinical-stage immunotherapy and targeted oncology company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers. Checkpoint is evaluating its lead antibody product candidate, cosibelimab, a potential best-in-class anti-PD-L1 antibody licensed from the Dana-Farber Cancer Institute, as a potential new treatment for patients with selected recurrent or metastatic cancers, including metastatic and locally advanced cutaneous squamous cell carcinoma. Checkpoint is also evaluating its lead small-molecule, targeted anti-cancer agent, olafertinib (formerly CK-101), a third-generation epidermal growth factor receptor (“EGFR”) inhibitor, as a potential new treatment for patients with EGFR mutation-positive non-small cell lung cancer. Checkpoint is headquartered in Waltham, MA and was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.checkpointtx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding our ability to work with our third-party contract manufacturer and the U.S. Food and Drug Administration to address the issues raised in the complete response letter and execute on a pathway forward for the potential approval of cosibelimab for the treatment of patients with metastatic or locally advanced cutaneous squamous cell carcinoma (“cSCC”) who are not candidates for curative surgery or radiation, and our projections of resubmission and regulatory review timelines. Factors that could cause our actual results to differ materially include the following: market and other conditions, the risk that topline and interim data remains subject to audit and verification procedures that may result in the final data being materially different from the topline or interim data we previously published; the risk that safety issues or trends will be observed in the clinical trial when the full safety dataset is available and analyzed; the risk that a positive primary endpoint does not translate to all, or any, secondary endpoints being met; risks that regulatory authorities will not accept an application for approval of cosibelimab based on data from the Phase 1 clinical trial; the risk that the clinical results from the Phase 1 clinical trial will not support regulatory approval of cosibelimab to treat cSCC or, if approved, that cosibelimab will not be commercially successful; risks related to our chemistry, manufacturing and controls and contract manufacturing relationships; risks related to our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks related to our need for substantial additional funds; other uncertainties inherent in research and development; our dependence on third-party suppliers; government regulation; patent and intellectual property matters; competition; unfavorable market or other economic conditions; and our ability to achieve the milestones we project, including the risk that the evolving and unpredictable Russia/Ukraine conflict and COVID-19 pandemic delay achievement of those milestones. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K, and in our other filings with the U.S. Securities and Exchange Commission. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.

Company Contact:

Jaclyn Jaffe

Checkpoint Therapeutics, Inc.

(781) 652-4500

ir@checkpointtx.com

Investor Relations Contact:

Ashley R. Robinson

Managing Director, LifeSci Advisors, LLC

(617) 430-7577

arr@lifesciadvisors.com

Media Relations Contact:

Katie Kennedy

Gregory FCA

610-731-1045

Checkpoint@gregoryfca.com